Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement /Prospectus of Ligand Pharmaceuticals Incorporated and to the incorporation by reference therein of our reports dated March 27, 2009, with respect to the financial statements of Metabasis Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Metabasis Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 23, 2009